Exhibit 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Restated Agreement”) is entered into on October 14, 2008, by and between Bruce R. Wright (the “Executive”) and Ultratech, Inc., a Delaware corporation (the “Company”) and, except as otherwise provided herein, shall become effective as of January 1, 2009.
W I T N E S S E T H:
     WHEREAS, the Executive is currently serving as the Company’s Senior Vice President, Finance and Chief Financial Officer;
     WHEREAS, the Executive is currently a party to an amended and restated employment agreement with the Company dated January 15, 2007 (the “Prior Agreement”); and
     WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Prior Agreement in order to bring such agreement into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder and continue Executive’s employment with the Company upon the terms and conditions of this Restated Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive agree as follows:
1.	Duties.

1.1	Retention. The Company does hereby retain, engage and employ the Executive as its Senior Vice President, Finance, and Chief Financial Officer, reporting directly to the Chief Executive Officer of the Company (the “CEO”), and the Executive does hereby accept and agree to such retention, engagement and employment. The Executive shall serve the Company in such positions and shall have the duties, responsibilities and authorities consistent with such positions as well as any other reasonable duties determined by the CEO.

1.2	No Other Employment. During the Executive’s employment by the Company, the Executive shall devote substantially all of his business time, energy and skill to the performance of his duties for the Company.

1.3	No Breach of Contract. The Executive hereby represents to the Company that the execution and delivery of this Restated Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Company hereby represents to the Executive that it is authorized to enter into this Restated Agreement and that the execution and delivery of this Agreement to the Executive and the employment of the Executive hereunder shall not constitute a breach of, or otherwise contravene, the terms of any law, agreement or policy by which it is bound.

2.	At-Will Employment.

The Executive and the Company agree that Executive’s employment with the Company is, and shall at all times during the Executive’s employment hereunder be, “at-will” employment. The Company may terminate the Executive’s employment at any time for any reason, with or without Cause, by providing thirty (30) days’ prior written notice to the Executive. The Executive may terminate his employment with the Company by providing thirty (30) days’ prior written notice to the Company. Notwithstanding the foregoing, the Company may relieve the Executive of his duties immediately upon, or at any time during the thirty (30)-day period following, the delivery or receipt of the written termination notice provided by the Company or the Executive hereunder. No provision of this Restated Agreement shall be construed as conferring upon the Executive a right to continue as an employee of the Company, and the “at-will” relationship between the Executive and the Company may not be altered except as agreed by the Executive and the Company in writing.

3.	Compensation.

3.1	Base Salary. The Executive’s Base Salary for the 2008 fiscal year shall be at a rate of $325,000 per year, paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly. The Executive’s Base Salary shall be reviewed annually and may be adjusted by the Company’s Board of Directors (the “Board”). As used in this Restated Agreement, “Base Salary” shall mean the Executive’s annual rate of Base Salary as adjusted from time to time.

3.2	Annual Bonus.
3.2.1	While employed hereunder, the Executive shall be eligible for an annual incentive bonus (“Annual Bonus”) of up to eighty-five percent (85%) of his Base Salary, based upon the achievement of performance objectives established by the Compensation Committee of the Board (the “Compensation Committee”) for an annual performance period coterminous with the Company’s fiscal year.

3.2.2	At the time the Compensation Committee establishes the Annual Bonus potential for the performance period, the Compensation Committee may determine that up to 50% of the Annual Bonus earned by the Executive for that performance period shall be deferred and shall vest and be paid out in successive equal annual installments upon the Executive’s completion of each year of continued employment with the Company over a period of years (not to exceed three years) measured from the last day of the performance period to which that Annual Bonus relates (the “Deferral Period”). The deferred portion of each Annual Bonus shall accrue interest at prime, as such rate is set forth in The Wall Street Journal from time to time, during the Deferral Period, and the unpaid deferred portion of each Annual Bonus, together with such accrued interest, shall immediately vest in the event (i) the Executive terminates employment with Good Reason (as defined in Section 7.2.1) or (ii) the Executive is terminated by the Company other than for

Cause (as defined in Section 6.1.1) or (iii) the Executive’s employment terminates by reason of death or Disability (as defined in Section 5.1) or (iv) the Executive’s employment terminates for any reason following a Change in Control or Corporate Transaction. The deferred portion of each Annual Bonus shall be forfeited to the extent the Executive’s employment terminates for any other reason (or under any other circumstances) prior to vesting in that portion. The deferred portion of each Annual Bonus which vests on an accelerated basis shall be paid to the Executive following his Separation from Service, in accordance with the payment provisions of this Restated Agreement governing the particular circumstances under which Executive incurs such Separation from Service; provided, however, that any such accelerated vesting and payment of the deferred portion of each Annual Bonus shall be subject to the Executive’s execution and delivery of an effective release and non-disparagement agreement as required under the terms of this Restated Agreement.
3.2.3	The Compensation Committee may establish different performance objectives or different target levels for each Annual Bonus opportunity provided the Executive hereunder. In addition, the maximum level of such Annual Bonus as a percentage of Base Salary shall be reviewed annually by the Compensation Committee and may be adjusted by the Compensation Committee, including (without limitation) an adjustment to increase the maximum level of Annual Bonus as a percentage of Base Salary.

3.2.4	The portion of any bonus earned by the Executive for a particular fiscal year performance period and not deferred pursuant to Section 3.2.2 shall be paid by the 15th day of the third calendar month following the close of that fiscal year or as soon thereafter as administratively practicable, but in no event shall such payment be made prior to the first business day of the fiscal year next succeeding the fiscal year for which that bonus is earned or later than the last day of that succeeding fiscal year.
3.3	Equity Compensation.
3.3.1	Future Grants. In addition to the stock options previously granted to the Executive, the Executive shall be eligible for periodic grants of stock options or other equity awards under the Company’s equity award program, subject to the Executive’s continued employment hereunder. The term, exercise price (if applicable), vesting period, any post-employment provisions (including post- employment exercise periods) and the remaining provisions of each stock option or other equity award granted pursuant to this Section 3.3 shall, subject to the express provisions of this Restated Agreement, be determined by the Compensation Committee at the time of grant.

3.3.2	Acceleration and Extension. Notwithstanding Section 3.3.1, if the Executive’s employment is terminated (i) by the Company for any reason other than for Cause (as defined in Section 6.1.1) or (ii) by the Executive with Good Reason (as defined in Section 7.2.1) or (iii) on account of death or Disability, then each stock option and other equity award granted on or after July 21, 2003 shall thereupon vest as to an additional 25% of the shares of stock subject thereto (or such lesser percentage as to make the award 100% vested). Further, in the event of a Change of Control (as defined in Section 8.1.1) or a Corporate Transaction (as defined in Section 8.1.2), all of the options or other equity awards described in the preceding sentence shall immediately vest in full. To the extent that the equity awards described in this Section 3.3.2 are stock options that have vested in accordance with their normal vesting terms or that otherwise vest on an accelerated basis in accordance with this Section 3.3.2, the period for which such stock options shall remain exercisable for the vested option shares shall be extended until a date at least one year and ninety (90) days after the termination of the Executive’s employment under the circumstance described in clauses (i), (ii) or (iii) of this Section 3.3.2 or the termination of the Executive’s employment under any circumstances following a Change of Control or a Corporate Transaction (or until such later date as may be specified in the award agreement), but in no event will such options be exercisable after the expiration of their original ten-year (or shorter) maximum terms. Each of the Executive’s stock options granted prior to July 21, 2003 shall be amended to add the foregoing extended exercise provisions at such time, if any, that the Compensation Committee determines, in its sole discretion, that such amendment and the related accounting charges would not in any war adversely affect, when relevant, the Company’s condition (financial or otherwise), financial statements, earnings, earnings per share or other relevant Company information.
4.	Benefits.

4.1	Pension and Welfare Plans. While the Executive is employed hereunder, he shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business and Other Expenses; Perquisites.
4.2.1	Expense Reimbursement. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Restated Agreement, and the Company shall reimburse him for all business expenses incurred in connection with carrying out the business of the Company. Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, including submission of written requests for reimbursement, accompanied by supporting documentation and receipts. The Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) the Executive’s incurrence of such expense or (ii) the Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense within fifteen (15) business days thereafter.

4.2.2	Legal Expenses. The Company shall promptly reimburse the Executive for his legal expenses, up to a maximum of $3,000, incurred in obtaining advice with respect to the changes effected by this Restated Agreement. Executive must submit proper documentation for such legal expenses within sixty (60) days after Executive’s receipt of the invoice for such expenses, and the Company will reimburse Executive for those expenses within fifteen (15) business days thereafter.

4.2.3	Conditions to Reimbursement. The following conditions shall be applicable to each expense reimbursable pursuant to the provisions of this Restated Agreement: (i) no such expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year shall not affect the amounts reimbursable in any other calendar year and (iii) the right to such reimbursement may not be liquidated or exchanged for any other benefit.
4.3	Vacation. During the Executive’s employment hereunder, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy for its executive officers.

4.4	Retiree Health Coverage.
4.4.1	Effective upon the earliest of (A) the occurrence of a Change of Control (as defined in Section 8.1.1) while Executive is serving as an executive officer of the Company, (B) the occurrence of a Corporate Transaction (as defined in Section 8.1.2) while Executive is serving as an executive officer of the Company, or (C) the first date on which Executive (i) is at least sixty-two (62) years old and (ii) has served as an executive officer of the Company for ten (10) consecutive years (and is then serving as such), and notwithstanding anything contained herein to the contrary, the Executive and his spouse on the date of his subsequent termination of employment (his “Spouse”) shall each be entitled to the retiree health care coverage described herein for the remainder of his or her life following the termination of the Executive’s employment for any reason. The retiree health care coverage to be provided by the Company to the Executive and his Spouse until they become entitled to Medicare coverage shall be comparable to the health care coverage provided by the Company to the Executive and his Spouse immediately prior to the termination of the Executive’s employment. Once the Executive or his Spouse becomes covered by Medicare, the Company shall provide retiree health care coverage that, together with such Medicare coverage, is comparable to the coverage that the Company provided to him or her immediately prior to the Executive’s termination of employment.

4.4.2	The Executive and his Spouse shall, following his termination of employment with the Company, elect to continue health care coverage in accordance with the provisions of Section 4980B of the Code and Section 10116.5 of the California Insurance Code (“COBRA”). For the period of such COBRA coverage, the retiree health care coverage for the Executive and his Spouse shall be provided under the Company’s group health plan. Following the expiration of the applicable period of COBRA coverage, such retiree health care coverage shall continue to be provided under one or more of the Company’s group health care plans; provided, however, that to the extent such group health care coverage is not available, the retiree health coverage for the Executive and his Spouse shall be provided through health insurance policy or policies acquired by the Executive and/or his Spouse that provides the required level of health care coverage hereunder, until each of them attains age sixty-five (65) and thereafter through insurance policy or policies providing Medicare supplemental coverage. The cost of such retiree health care coverage for the Executive and his Spouse during each applicable period of coverage hereunder shall be shared between the Company and the Executive as follows:
     (i) For each period the Executive and/or his Spouse are provided post-retirement health care coverage under the Company’s group health plan, the Company shall reimburse the Executive for the monthly cost he incurs to obtain such continued coverage for himself and his Spouse, to the extent that cost exceeds the amount that would be charged active employees of the Company or their spouses for such individual and/or spousal coverage for the same period under the plan (the “Coverage Costs ”). In order to obtain reimbursement for the reimbursable portion of those Coverage Costs, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse the Executive for the reimbursable portion of that payment.
     (ii) To the extent such post retirement health care coverage is provided through health insurance policies acquired by the Executive and/or his Spouse, the Company shall reimburse the Executive and/or his Spouse for the portion of each premium paid by them in excess of the dollar amount the Executive and/or his Spouse would have had to pay for health care coverage for the period covered by the premium had the Executive and/or his Spouse been an active participant under the Company’s group health plan at that time. The applicable insurance premiums shall be paid by the Executive and/or the Spouse on or before each due date, and supporting documentation evidencing such payment shall be provided to the Company within sixty (60) days following such payment. The Company shall reimburse the Executive and/or his Spouse for the reimbursable portion of each such insurance premium payment within thirty (30) business days following receipt of the supporting documentation for such payment.
4.4.3	During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of health care Coverage Costs and premium payments eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs and premium payments eligible for reimbursement in any other calendar year for which health care coverage is to be provided hereunder (ii) no health care Coverage Costs or premium payments shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or premium payments were incurred; and (iii) the right to reimbursement of such continued health care Coverage Costs and premium payments cannot be liquidated or exchanged for any other benefit.
4.4.4	The Executive and his Spouse shall be solely responsible for any federal, state or local tax liability arising from the post-retirement health care coverage and benefits provided them hereunder, and the Company shall have no obligation to indemnify or reimburse them for any tax liability they so incur. Accordingly, to the extent the reimbursed Coverage Costs or premium payments constitute taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be the Executive’s sole responsibility.
5.	Death or Disability.

5.1	Definition of Disabled and Disability. For purposes of this Restated Agreement, the terms “Disabled” and “Disability” shall mean the Executive’s inability, because of physical or mental illness or injury, to perform his customary duties pursuant to this Restated Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days as determined by an approved medical doctor. For purposes hereof, an approved medical doctor shall mean a doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor, and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

5.2	Termination Due to Death or Disability. If the Executive dies or becomes Disabled while employed hereunder and prior to a Change of Control (as defined in Section 8.1.1) or a Corporate Transaction (as defined in Section 8.1.2), this Restated Agreement and the Executive’s employment shall automatically cease and terminate as of the date of the Executive’s death or the date of Disability (which date shall be determined in accordance with Section 5.1 and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Executive’s employment due to his death or Disability, the Executive (or, in the event of his death, his estate) shall be entitled to receive:
(i)	a lump sum cash payment, payable either on the Disability Date or within ten (10) business days after the date of Executive’s death, equal to the sum of (A) any currently earned but unpaid Base Salary as of the date of death or the Disability Date, (B) any accrued but unpaid vacation pay and (C) any unreimbursed business expenses due under Section 4.2.1 of this Restated Agreement;

(ii)	a lump sum payment, to be made within ten (10) business days after the date of the Executive’s Separation from Service due to his death or Disability, equal to the deferred portion of any Annual Bonuses for fiscal years completed prior to the date of Executive’s death or the Disability Date which vest on an accelerated basis (in accordance with Section 3.2.2) by reason of his death or Disability;

(iii)	a series of twelve (12) successive monthly payments, each equal to one-twelfth (1/12th) of the Executive’s annual Base Salary in effect immediately prior to his death or Disability Date, with the first such payment to be made on the first day of the first month immediately following the month in which the Executive’s Separation from Service occurs as a result of the Executive’s death or Disability;

(iv)	accelerated vesting of a portion of the Executive’s stock options and other equity awards, and extension of time to exercise each vested stock option, to the extent provided in Section 3.3.2;

(v)	any vested and accrued employee benefits described in Section 4.1 that are by their terms payable to the Executive or his estate on or after his termination of employment, with each such benefit to be paid in accordance with the applicable terms in effect for such payment at the time of the Executive’s death or Disability; and

(vi)	solely in the event the Executive’s employment terminates due to his Disability at a time when the Executive is not otherwise entitled to retiree health coverage pursuant to the provisions of Section 4.4 and the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of such COBRA costs for a period of up to eighteen (18) months following the termination of his employment; provided, however, that the Company’s obligation under this Section 5.2(vi) shall be reduced to the extent that comparable medical coverage is provided by a subsequent employer.
     Any other vested compensation deferred on behalf of the Executive at the time of his death or Disability under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
     Any pro-rated Annual Bonus to which the Executive may, in accordance with the provisions governing that Annual Bonus, become entitled for the fiscal year performance period in which his death or Disability Date occurs shall be paid to the Executive by the fifteenth (15th) day of the third calendar month following the close of that fiscal year or as soon thereafter as administratively practicable, but in no event shall such payment be made prior to the first day of the fiscal year next succeeding the fiscal year for which that bonus is earned or later than the last day of that succeeding fiscal year.
6.	Termination by the Company.

6.1	Termination For Cause.
6.1.1	Definition of Termination with Cause. A termination of the Executive’s employment by the Company for cause (“Cause”) shall mean the termination of the Executive’s employment by the Board for any of the reasons listed below, except that in the case of the reasons set forth in (i) and (vi) below, only after written notice by the Board stating the reason for the proposed termination for Cause and the Executive’s failure to cure the stated reason within ninety (90) days after receipt of such notice:

(i)	the Executive’s repeated failure to perform any essential duty of his position other than due to Disability or such illness or injury as described in and determined under Section 5.1 that would result in Disability if it continued for the period of time prescribed in Section 5.1;

(ii)	the Executive’s commitment of an act that constitutes gross misconduct and is injurious to the Company, any subsidiary of the Company or any successor to the Company;

(iii)	the Executive’s conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(iv)	the Executive’s commission of an act of fraud against, or the misappropriation of property belonging to, the Company, any subsidiary of the Company or any successor to the Company;

(v)	the Executive’s commitment of an act of dishonesty in connection with his responsibilities as an employee that is intended to result in his personal enrichment or the personal enrichment of his family or others; or

(vi)	the Executive’s material breach of this Restated Agreement or other agreement between the Executive and the Company or any subsidiary of the Company or successor to the Company.
6.1.2	Entitlements Upon a Termination for Cause. If the Executive’s employment is terminated for Cause, the termination shall be effective on the date the Company gives the Executive written notice of termination, except that in the case of a termination for a reason stated in Section 6.1.1 (i) or Section 6.1.1(vi), the termination shall be effective on the last day of the ninety (90)-day cure period should Executive fail to cure the stated reason within such cure period. In the event of the termination of the Executive’s employment hereunder due to a termination by the Company for Cause prior to a Change of Control (as defined in Section 8.1.1) or a Corporate Transaction (as defined in Section 8.1.2), then the Executive shall be entitled to receive:
(i)	a lump sum cash payment, payable on the date of such termination, equal to the sum of (A) any currently earned but unpaid Base Salary as of the date of such termination of employment, (B) any accrued but unpaid vacation pay and (C) any unreimbursed business expenses due under Section 4.2.1 of this Restated Agreement;

(ii)	any vested and accrued employee benefits described in Section 4.1 that are by their terms payable to the Executive on or after his termination of employment, with each such benefit to be paid in accordance with the applicable terms in effect for such payment at the time of the Executive’s termination; and

(iii)	the retiree health coverage (if any) to which the Executive may at the time be entitled under Section 4.4.

     Any other vested compensation deferred on behalf of the Executive at the time of his termination by the Company for Cause under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan.
6.2 Termination Without Cause.
6.2.1	Basic Benefits. If the Executive’s employment is terminated by the Company without Cause, the termination shall be effective on the thirtieth (30th) day following written notice of such termination to the Executive. In the event of such termination without Cause prior to a Change of Control (as defined in Section 8.1.1) or a Corporate Transaction (as defined in Section 8.1.2), Executive shall be entitled to receive:
     (i) a lump sum cash payment, payable on the date of such termination of employment, equal to the sum of (A) any currently earned but unpaid Base Salary as of the date of such termination of employment, (B) any accrued but unpaid vacation pay and (C) any unreimbursed business expenses due under Section 4.2.1 of this Restated Agreement;
     (ii) any vested and accrued employee benefits described in Section 4.1 that are by their terms payable to the Executive on or after such termination of employment, with each such benefit to be paid in accordance with the applicable terms governing such payment at the time of such termination; and
     (iii) the retiree health coverage (if any) to which the Executive may at the time be entitled under Section 4.4.
6.2.2	Additional Benefits. In addition to the benefits to which the Executive may be entitled pursuant to Section 6.2.1, the Executive shall, subject to (A) his execution of a release and non-disparagement agreement in a form acceptable to the Company (the “Release”) within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such termination of employment, (B) the Release becoming effective in accordance with applicable law following the expiration of any applicable revocation period and (C) his continued compliance with the non-competition covenants set forth in Section 11, be entitled to receive the following benefits:
     (i) a lump sum, payable on the third business day, within the sixty (60)-day period measured from the date of the Executive’s Separation from Service due to such termination of employment by the Company without Cause, following the date on which the Release first becomes effective following the expiration of any applicable revocation period, equal to the deferred portion of any Annual Bonuses for fiscal years completed prior to the date of such termination of employment which vest on an accelerated basis (in accordance with Section 3.2.2) by reason of such termination of employment; provided, however, that such payment shall in no event be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Section 10 of this Agreement;

(ii) a series of twelve (12) successive monthly payments, each in an amount equal to one-twelfth (l/12th) of the Executive’s annual Base Salary in effect immediately prior to such termination of employment, with the first such monthly payment to be made on the third business day, within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such termination, following the date on which the requisite Release first becomes effective following the expiration of any applicable revocation period; provided, however, that the first such payment shall in no event be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Section 10 of this Agreement.;
(iii) accelerated vesting of a portion of the Executive’s stock options and other equity awards, and extension of time to exercise each vested stock option, to the extent provided in Section 3.3.2; and
(iv) in the event that the Executive is not entitled to retiree health coverage pursuant to the provisions of Section 4.4 and the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of such COBRA costs for a period of up to eighteen (18) months following the termination of his employment; provided, however, that the Company’s obligation under this Section 6.2(vii) shall be reduced to the extent that comparable medical coverage is provided by a subsequent employer.
6.2.3	Deferred and Vested Benefits. Any other vested compensation deferred on behalf of the Executive at the time of his termination by the Company without Cause under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan, subject to any required deferral pursuant to Section 10. Any pro-rated Annual Bonus to which the Executive may, in accordance with the provisions governing that Annual Bonus, become entitled for the fiscal year performance period in which his termination by the Company without Cause occurs shall be paid to the Executive by the fifteenth (15th) day of the third calendar month following the close of that fiscal year or as soon thereafter as administratively practicable, but in no event shall such payment be made prior to the first day of the fiscal year next succeeding the fiscal year for which that bonus is earned or later than the last day of that succeeding fiscal year.
7.	Termination by the Executive.

7.1	Termination Without Good Reason. If the Executive voluntarily terminates his employment with the Company without Good Reason, the termination shall be effective at the end of the thirty (30)-day notice period. Upon such termination of employment without Good Reason prior to a Change of Control (as defined in Section 8.1.1) or a Corporate Transaction (as defined in Section 8.1.2), the Executive shall have the same entitlements as provided in Section 6.1.2 in the case of a termination by the Company for Cause.

7.2	Termination With Good Reason.
7.2.1	Definition of Good Reason. For purposes of this Restated Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:
(i)	a reduction in the level of the Executive’s Base Salary, other than a reduction that is part of a program to reduce expenses applicable to all of the Company’s officers;

(ii)	a material breach by the Company or any subsidiary of the Company or successor to the Company of the terms of this Restated Agreement or any other material agreement between the Executive and the Company or any subsidiary of the Company or successor to the Company;

(iii)	any material reduction in the nature or scope of the Executive’s duties, title, function, authority or responsibilities; or

(iv)	a material relocation of Executive’s principal office, with a relocation that is more than sixty (60) miles from the location of his principal office on January 1, 2009 to be deemed material for such purpose;
provided, however, that none of the events specified above shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason within thirty (30) days following the occurrence of such event and the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

7.2.2	Entitlements Upon a Termination with Good Reason. If the Executive terminates his employment, as a result of the event identified in his Section 7.2.1 notice as grounds for a Good Reason termination, within thirty (30) days following the Company’s failure to cure that event within the applicable cure period, then such termination shall constitute a termination for Good Reason. Upon such termination of employment for Good Reason prior to a Change of Control (as defined in Section 8.1) or a Corporate Transaction (as defined in Section 8.1.2), the Executive’s termination payments and severance benefits shall be governed by the same provisions set forth in Section 6.2 for a termination by the Company without Cause, including the necessity of an effective Release and continued compliance with the non-competition covenants set forth in Section 11 as express conditions for the additional severance benefits specified in Section 6.2.2.
8.	Change of Control Provisions.

8.1	Definitions.
8.1.1	Definition of Change of Control. For purposes of this Restated Agreement, “Change of Control” shall mean either of the following events:

(i)	any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or

(ii)	there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members cease, by reason of one or more proxy contests for the election of Board members to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.
8.1.2	Definition of Corporate Transaction. For purposes of this Restated Agreement, “Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:
(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, or

(iii)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger.
8.2	Effect of Change of Control or Corporate Transaction. In the event of a Change of Control or a Corporate Transaction, the Executive’s stock options and other equity awards shall automatically vest in full, and the time to exercise his vested stock options shall be extended, to the extent provided in Section 3.3.2. Upon the Executive’s termination of employment for any reason following a Change of Control or Corporate Transaction, Executive shall be entitled to receive:
(i)	a lump sum cash payment, payable on the date of such termination of employment, equal to the sum of (A) any currently earned but unpaid Base Salary as of the date of such termination of employment, (B) any accrued but unpaid vacation pay and (C) any unreimbursed business expenses due under Section 4.2.1 of this Restated Agreement;

(ii)	any vested and accrued employee benefits described in Section 4.1 that are by their terms payable to the Executive on or after such termination of employment, with each such benefit to be paid in accordance with the applicable terms governing such payment at the time of such termination; and

(iii)	the retiree health coverage described in Section 4.4.
In addition, subject to (A) the Executive’s execution of the requisite Release within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such termination of employment, (B) the Release becoming effective in accordance with applicable law following the expiration of any applicable revocation period and (C) his continued compliance with the non-competition covenants of Section 11, the Executive shall also be entitled to receive:
(iv) a lump sum, payable on the third business day, within the sixty (60)-day period measured from the date of the Executive’s Separation from Service due to such termination of employment, following the date on which the Release first becomes effective following the expiration of any applicable revocation period, equal to the deferred portion of any Annual Bonuses for fiscal years completed prior to the date of such termination of employment which vest on an accelerated basis (in accordance with Section 3.2.2) by reason of such termination of employment; provided, however, that such payment shall in no event be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Section 10 of this Agreement;

(v) a series of twenty-four (24) successive monthly payments, each in an amount equal to one-twelfth (1/12th) of the Executive’s annual Base Salary in effect immediately prior to such termination of employment or (if greater) his rate of Base Salary in effect immediately prior to the Change of Control or Corporate Transaction,, with the first such monthly payment to be made on the third business day, within the sixty (60)-day period measured from the date of Executive’s Separation from Service due to such termination, following the date on which the requisite Release first becomes effective following the expiration of any applicable revocation period; provided, however, that the first such payment shall in no event be made later than the last day of such sixty (60)-day period on which the Release is so effective, unless a further deferral is required pursuant to Section 10 of this Agreement.
            Any other vested compensation deferred on behalf of the Executive at the time of his termination by the Company without Cause under any deferred compensation plan shall be paid at the time or times specified for payment pursuant to the provisions of such plan, subject to any required deferral pursuant to Section 10.
            Any pro-rated Annual Bonus to which the Executive may, in accordance with the provisions governing that Annual Bonus, become entitled for the fiscal year performance period in which his termination by the Company without Cause occurs shall be paid to the Executive by the fifteenth (15th) day of the third calendar month following the close of that fiscal year.

8.3	Benefit Limit.

8.3.1	In the event any payments or benefits under this Restated Agreement would otherwise constitute a parachute payment under Section 280G of the Code, then those payments and benefits shall be subject to reduction to the extent necessary to assure that the payments and benefits provided the Executive under this Restated Agreement will be limited to the greater of (i) the amount of payments and benefits which can be provided without triggering a parachute payment under Code Section 280G or (ii) the maximum dollar amount of payments and benefits which can be provided under this Restated Agreement so as to provide the Executive with the greatest after-tax amount of such payments and benefits after taking into account any excise tax the Executive may incur under Code Section 4999 with respect to those payments and benefits and any other benefits or payments to which the Executive may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment.

8.3.2	The calculations required under Section 8.3.1 shall be made by an independent registered public accounting firm (the “Auditor”) jointly selected by the Executive and the Company, and the fees of such Auditor shall be paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then they shall each select one registered public accounting firm, and those two firms shall jointly select the registered public accounting firm to serve as the Auditor. Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States registered public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of the Company.

8.3.3	If a reduction in payments or benefits constituting a parachute payment is required pursuant to Section 8.3.1, then such reduction shall be effected in the following order: first, the Executive’s salary continuation payments under this Restated Agreement shall be reduced (with such reduction to be applied pro-rata to each payment), then the amount of the Executive’s deferred Annual Bonuses which vest and become payable on an accelerated basis shall be reduced (with such reduction to be applied pro-rata to each such deferred amount), and finally the accelerated vesting of the Executive’s stock options and other equity awards shall be reduced (based on the amount of the parachute payment calculated for each such option or award in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same chronological order in which those options and awards were granted.
9.	Separation from Service.
          For purposes of this Restated Agreement, “Separation from Service” shall mean the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in Employee status during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether the Executive has incurred a Separation from Service, the Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(l), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Corporation by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.

10.	Delayed Commencement Date for Payments and Benefits.

10.1	Notwithstanding any provision to the contrary in this Restated Agreement, no payments or benefits to which the Executive becomes entitled under Sections 5.2, 6.1.2, 6.2, 7.1, 7.2.2 or 8.2 of this Restated Agreement in connection with his Separation from Service (other than the reimbursement of health care coverage costs and premiums payments during the applicable period of COBRA coverage) shall be made or paid to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death (the “Hold-Back Period”), if the Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section

10 shall be paid in a lump sum to the Executive, and any remaining payments due under this Restated Agreement shall be paid in accordance with the normal payment dates specified for them herein.

10.2	To the extent the payment of any cash amounts to which the Executive becomes entitled under Sections 5.2, 6.1.2, 6.2.2, 7.1, 7.2.2 or 8.2 of this Restated Agreement is deferred pursuant to the provisions of Section 10.1, then the Executive shall be entitled to interest on those cash amounts, for the period the payment of such amounts is so deferred, with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the applicable Hold-Back Period.

10.3	The cash payments and each of the other benefits to which Executive becomes entitled in accordance with Section 5.2, 6.2.2, 7.2.2 or 8.2 of this Restated Agreement shall be treated as a right to a series of separate payments and benefits for purposes of Section 409A of the Code,

11.	Non-Competition.

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, the amount of sensitive and confidential information involved in the discharge of the Executive’s position as Senior Vice President, Finance, and Chief Financial Officer, and the harm to the Company that would result if such knowledge or expertise was disclosed or made available to a competitor, and accordingly agrees that during the entire period that he is employed by the Company, he shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity that is competitive with the business of the Company. The Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 11 if such activity were carried out by the Executive and, in particular, the Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Restated Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Restated Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Restated Agreement. The Executive further agrees that his continued compliance with the foregoing provisions of this Section 11 following his termination of employment with the Company shall be a condition precedent to his entitlement to any severance benefits to be provided under this Restated Agreement. Accordingly, in the event that the Executive breaches the provisions of this Section 11 following his termination of employment with the Company, the Executive shall no longer have the right to receive any salary continuation payments under Section 6.2.2, 7.2.2 or 8.2, whichever is applicable, in excess of the greater of (i) six (6) months of such salary continuation payments or (ii) the actual salary continuation payments made to date (with such limited salary continuation payments to serve as the consideration for his requisite Release), shall immediately terminate, any stock options or other equity awards outstanding at the time of such breach shall, to the extent those options or awards vested on an accelerated basis pursuant to Section 3.3.2, immediately terminate and cease to be outstanding or exercisable, and the extension of the post-termination exercise period provided for the Executive’s outstanding stock options pursuant to Section 3.3.2 shall be immediately cancelled, whether or not those outstanding options vested on an accelerated basis.

12.	Confidentiality and Treatment of Inventions.

12.1	Confidentiality. The Executive will not at any time (whether during or after his employment with the Company), other than in the course of his duties hereunder or unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than an entity within the Company or a subsidiary or affiliate of the Company, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information that is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his, employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, software, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company or any subsidiary or affiliate of the Company, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company or any subsidiary or affiliate of the Company.

12.2	Treatment of Inventions.
12.2.1	Prior Inventions. The Executive understands and acknowledges that he does not have any right or claim to any invention, idea, process, formula, discovery, technical information, trade secret, design, computer program, proprietary information, copyright, patent or other such item or matter (together, any “Invention”), including without limitation any Invention made prior to his employment with the Company. The Executive further understands and acknowledges that he has had the opportunity to disclose any Invention to the Company, and has voluntarily and knowingly waived and declined such opportunity because he has no Invention to disclose.

12.2.2	Subsequent Invention Disclosure. The Executive hereby agrees to disclose to the Company in a prompt manner any Invention that he develops at any time prior to the six-month anniversary of his termination of employment with the Company.

12.2.3	Assignment of Inventions. Except as otherwise provided by Section 12.2.4, the Executive hereby assigns and agrees to assign to the Company or its designee the Executive’s entire right, title, and interest in and to any Invention that the Executive, whether solely or jointly, develops prior to the six-month anniversary of his termination of employment with the Company, with the use of time, material, equipment, supplies, facilities or trade secret information of the Company or any subsidiary or affiliate of the Company, whether or not during working hours. The Executive further agrees to cooperate with the Company and to perform all acts deemed necessary or desirable by the Company to permit and to assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title (whether domestic or foreign) to any Invention hereby assigned by the Executive to the Company.

12.2.4	Inventions not Assigned. Section 12.2.3 shall not apply to an Invention that the Executive developed entirely on his own time without using the Company’s or any of its subsidiaries’ or affiliates’ time, material, equipment, supplies, facilities or trade secret information, except for any Invention that either (i) relates at the time of conception or reduction to practice of the Invention to the Company’s or a subsidiary’s or affiliate’s business, or actual or demonstrably anticipated research development of the Company or a subsidiary or affiliate of the Company or (ii) results from the Executive’s work with the Company or a subsidiary or affiliate of the Company, whether or not during normal working hours.
13.	Antisolicitation.

The Executive promises and agrees that, for a period of twelve (12) months following his termination of employment hereunder, he will not influence or attempt to influence suppliers or customers of the Company, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the Company or any subsidiary of successor to the Company.

14.	Soliciting Employees.

The Executive promises and agrees that, for a period of twelve (12) months following termination of his employment hereunder, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to leave the employ of the Company to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary of or successor to the Company.

15.	Cooperation in Litigation.

The Executive agrees that he will reasonably cooperate with the Company in any litigation that arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Company. The Company agrees to reimburse the Executive promptly for all reasonable costs and expenses he incurs in connection with his obligations under this Section 15.

16.	Indemnification. Indemnification shall be provided to the Executive as set forth in the indemnification agreement entered into between the Company and the Executive prior to the date hereof and/or any subsequent indemnification agreement between the Company and the Executive (the “Indemnification Agreement”).

17.	Assignment.

This Restated Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Restated Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Restated Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder; and provided, further, that the Executive may assign his rights to compensation and benefits by will or by operation of law or pursuant to Section 29.

18.	Governing Law.

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof, except as provided in Section 16.

19.	Entire Agreement.

This Restated Agreement and the Indemnification Agreement, together with all agreements evidencing the Executive’s stock options and other stock-based awards from the Company, represent the entire agreement of the parties hereto respecting the matters within the scope of this Restated Agreement and the Indemnification Agreement and supersede all prior agreements of the parties hereto on the subject matter hereof (including, without limitation, the Prior Agreement). Any prior negotiations, correspondence, other agreements, proposals or understandings relating to the subject matter hereof (other than the Indemnification Agreement and the agreements evidencing the Executive’s stock options and other stock-based awards from the Company) shall be deemed to be merged into this Restated Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

20.	Modifications.

This Restated Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

21.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

22.	Number and Gender.

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

23.	Section Headings.

The section headings in this Restated Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

24.	Resolution of Disputes.

Any controversy or claim arising out of or relating to the Executive’s employment, this Restated Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Santa Clara County, California, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 24; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. The Company and the Executive each shall separately pay its or his own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law; provided, however, the arbitrator may award the prevailing party reasonable attorneys’ fees. The arbitrator shall resolve any dispute as to reasonableness of any fee or cost. The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to arbitrability.

25.	Severability.

In the event that a court of competent jurisdiction or arbitrator determines that any portion of this Restated Agreement is in violation of any statute or public policy, then only the portions of this Restated Agreement which violate such statute or public policy shall be stricken, and all portions of this Restated Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order or arbitrator determination striking any portion of this Restated Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Restated Agreement.

26.	Notices.

All notices under this Restated Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(i)	if to the Company: Ultratech, Inc. 3050 Zanker Road San Jose, California 95134 Attention: Chair, Compensation Committee of the Board of Directors

(ii)	if to the Executive: Bruce R. Wright 47 Red Birch Court Danville, CA 94506
Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, or five (5) business days after being mailed in accordance with the foregoing.

27.	Counterparts.

This Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

28.	Withholding Taxes.

The Company shall withhold from any amounts payable under this Restated Agreement such federal, state and local income, employment, or other taxes required to be withheld from such payment pursuant to any applicable law or regulation.

29.	Beneficiaries.

The Executive shall be entitled, to the extent permitted under any applicable law and to the extent permitted under any benefit plan or program maintained by the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof in accordance with the terms of such plan or program. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Restated Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

30.	Director’s and Officer’s Insurance.

The Company shall provide director’s and officer’s insurance coverage for the Executive to the extent that the Company provides such coverage for its other senior executive officers.

31.	No Mitigation or Offset.

In the event of any termination of employment under this Restated Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Restated Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except on account of any claims the Company may have against the Executive.

32.	Right to Advice of Counsel.

The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Restated Agreement.

33.	Section 409A Compliance

To the extent there is any ambiguity as to whether any provision of this Restated Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

34.	Survival.

Upon the termination of this Agreement, the provisions of Sections 4.4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19, 24, 25, 26, 28, 30, 31 and 33 shall survive.

          IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY

Ultratech, Inc.
a Delaware corporation

By:	/s/ Vincent F. Sollitto Vincent F. Sollitto Chairman, Compensation Committee of the Board of Directors

THE EXECUTIVE

/s/ Bruce R. Wright Bruce R. Wright